Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Inc. Announces Results from
a Phase 2 Clinical Trial in Epidermolysis Bullosa

●	An exploratory clinical evaluation of the Phase 2 clinical trial data showed a positive indication of enhanced anti-itch activity for INM-755 cannabinol (“CBN”) cream versus the control cream alone.

●	The results for non-wound itch were not statistically significant in favor of INM-755 CBN cream due, in part, to the clinically important anti-itch effect of the underlying control cream.

●	INM-755 CBN cream demonstrated a favorable safety and tolerability profile.

●	InMed will pursue strategic partnership opportunities for INM-755 in epidermolysis bullosa (“EB”) and other itch-related skin conditions.

Vancouver, BC – June 22, 2023 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development, manufacturing and commercialization of rare cannabinoids and cannabinoid analogs, today announced safety and efficacy results from its Phase 2 clinical trial, called 755-201-EB (the “Phase 2 Trial”), for the treatment of symptoms related to EB.

The purpose of the Phase 2 Trial was to evaluate the safety of INM-755 CBN cream, which consists of the control cream plus the active pharmaceutical ingredient CBN, and obtain preliminary evidence of efficacy in treating symptoms and healing wounds over a 28-day period in patients with EB. All four subtypes of inherited EB, including EB Simplex, Dystrophic EB, Junctional EB, and Kindler Syndrome were accepted into the Phase 2 Trial. The Phase 2 Trial used a within-patient, double-blind design whereby matched index areas were randomized to INM-755 CBN cream or control cream.

The Phase 2 Trial enrolled a total of 19 patients. Data from one patient were excluded from efficacy analyses due to a significant protocol deviation. Of the 18 remaining patients whose data were considered reliable for clinical review, 17 were treated for chronic non-wound itch and one patient was treated for wound-related itch. The remaining endpoints (pain, wound healing) could not be analyzed due to too few enrollees with such symptoms.

Of the 18 participants assessed, chronic itch improved by a clinically meaningful amount in 12 patients (66.7%), of whom:

●	6 patients (33.3%) had the same level of itch improvement with INM-755 cream as with control cream;

●	5 patients (27.8%) treated with INM-755 showed meaningful anti-itch activity beyond that of the control cream; and

●	1 patient (5.6%) showed better itch reduction with the control cream.

However, the protocol-specified statistical analyses for non-wound itch were not statistically significant in favor of INM-755 due in part to the clinically important anti-itch effect of the underlying control cream.

As expected based on a Phase 1 safety study (755-101-HV) undertaken by the Company, systemic exposure of CBN was measured at very low concentrations (picograms/mL in plasma). There were no serious drug-related adverse events (“AEs”) and there were no withdrawals from treatment. Moderate headaches in one study participant were the only systemic AEs deemed ‘possibly related’ to study drug. Very few local AEs were reported in the treatment areas; they were transient and resolved without cessation of treatment. The Phase 2 Trial indicated that INM-755 CBN cream was very well tolerated on sensitive EB skin.

“This is an important day for the Company, as we report that INM-755 CBN cream demonstrated sufficient clinically important anti-itch activity to warrant further development. We are very encouraged that INM-755 CBN cream could someday provide itch relief for patients with EB and possibly other diseases,” commented Alexandra Mancini, SVP of Clinical and Regulatory Affairs at InMed. “We are deeply grateful for all of the individuals with EB and their families who participated in the study and for the investigators and clinical team who conducted this trial.”

InMed’s CEO, Eric A. Adams, added, “Despite many challenges associated with conducting an international clinical trial in an orphan disease, compounded by COVID-related disruptions, the InMed and clinical research organization joint team, led by Ms. Mancini, persevered to see this trial through to conclusion. Based on the safety and efficacy data for treating non-wound itch in this EB study, as well as previous safety data from Phase 1 trials, InMed will now seek R&D and commercial partnership opportunities for any continued development of INM-755 CBN cream.”

Learn more about InMed’s INM-755 EB program: https://www.inmedpharma.com/pharmaceutical/inm-755-for-epidermolysis-bullosa/

About InMed:

InMed Pharmaceuticals is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs. We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1.604.306.6640

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: the Company’s development of INM-755 CBN cream, the efficacy of INM-755 CBN cream as a product that will provide itch relief for patients with EB and other diseases, the Company’s plans to undertake further research and develop and pursue strategic partnership opportunities for INM-755 in EB and other itch-related skin conditions: being a global leader in the research, development, manufacturing and commercialization of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs; having significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors.

Additionally, there are known and unknown risk factors which could cause InMed's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.